CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2022, relating to the financial statements and financial highlights of Kelly Hotel & Lodging Sector ETF, Kelly Residential & Apartment Real Estate ETF, and Kelly CRISPR & Gene Editing Technology ETF, each a series of Kelly Strategic ETF Trust, for the period ended August 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, LTD.
COHEN & COMPANY, LTD.
Cleveland, Ohio
December 22, 2022